Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-147571 and File No. 333-129192), and the Registration Statements on Form S-8 (File No. 333-141373, File No. 333-129861, File No. 333-117273, File No. 333-106946, File No. 333-106436, File No. 333-91276, File No. 333-76636, File No. 333-69722, File No. 333-40466 and File No. 333-95007) of Caliper Life Sciences, Inc. of our report dated March 12, 2008, with respect to the effectiveness of internal control over financial reporting of Caliper Life Sciences, Inc., included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 12, 2008